   As filed with the Securities and Exchange Commission on September 5, 2003
                                                 Registration No. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------
                                   FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                             NACCO INDUSTRIES, INC.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                             3537                       34-1505819
-------------------------------     ----------------------------    ----------------------
(State or Other Jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)     Identification Number)

                             5875 LANDERBROOK DRIVE
                        MAYFIELD HEIGHTS, OHIO 44124-4017
                                 (440) 449-9600
   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                ----------------

                          CHARLES A. BITTENBENDER, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             NACCO INDUSTRIES, INC.
                             5875 LANDERBROOK DRIVE
                        MAYFIELD HEIGHTS, OHIO 44124-4017
                                 (440) 449-9600
           ----------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:
                             Thomas C. Daniels, Esq.
                                    Jones Day
                                   North Point
                               901 Lakeside Avenue
                           Cleveland, Ohio 44114-1190
                                 (216) 586-3939

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__] __________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                           ------------------------

                         CALCULATION OF REGISTRATION FEE

                                                            PROPOSED              PROPOSED
    TITLE OF EACH CLASS OF                                   MAXIMUM               MAXIMUM             AMOUNT OF
        SECURITIES TO BE             AMOUNT TO BE         OFFERING PRICE          AGGREGATE           REGISTRATION
           REGISTERED                 REGISTERED          PER SHARE (1)       OFFERING PRICE(1)          FEE(2)
----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par           255,145 shares            $76.88            $19,615,547.60             N/A
value $1.00 per share

------------------------
(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average high and low sales prices of the Class A Common Stock of NACCO Industries, Inc. on the New York Stock Exchange Composite Tape on August 28, 2003.

(2) NACCO Industries, Inc. previously paid a registration fee of $3,881 upon the initial filing of the Registration Statement on Form S-3 on July 13, 2001 (Registration No. 333-65134), which was amended by Pre-Effective Amendment No. 1 to Form S-3 filed on Form S-4, and declared effective on November 19, 2001 (the "Previous Registration Statement"), and which registered 200,000 shares of Class A Common Stock to be exchanged from time to time by the selling stockholders for shares of Class B Common Stock. 102,274 of those 200,000 shares have not been exchanged under the Previous Registration Statement. Pursuant to Rule 457(p), $1,586.90 of the registration fee of $1,984 associated with the 102,274 shares that were not exchanged under the Previous Registration Statement has been offset against the registration fee due for this Registration Statement.

                           ------------------------

Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus contained in this Registration Statement is a combined prospectus relating to securities registered under this Registration Statement and 102,274 shares of securities registered and remaining unsold under the Previous Registration Statement. Pursuant to Rule 429(b), this Registration Statement also constitutes Post-Effective Amendment No. 1 to the Previous Registration Statement, which Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with
Section 8(c) of the Securities Act of 1933. If securities previously registered under the Previous Registration Statement are offered and sold before the effective date of this Registration Statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.

                           ------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL OR ACCEPT OFFERS TO BUY THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus (Subject to Completion)

Dated September 5, 2003
                          OFFER BY SELLING STOCKHOLDERS
                       TO EXCHANGE UP TO 255,145 SHARES OF
                              CLASS A COMMON STOCK
                                       FOR
                                255,145 SHARES OF
                              CLASS B COMMON STOCK
                                       OF
                             NACCO INDUSTRIES, INC.

         Under the terms of NACCO's certificate of incorporation and a stockholders' agreement, shares of Class B common stock are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders' agreement may transfer shares of Class B common stock to the selling stockholders for shares of Class A common stock, on a share for share basis. As a result, the selling stockholders named in this prospectus are offering to transfer up to 255,145 shares of our Class A common stock under this prospectus on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are permitted to transfer those shares to the selling stockholders pursuant to the certificate of incorporation and stockholders' agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. We will not receive any of the proceeds from these transactions.

         As of the date of this prospectus, the selling stockholders have already exchanged 97,726 shares of Class A common stock of the 200,000 shares of Class A common stock registered by the registration statement and prospectus initially filed on July 13, 2001, as amended, and declared effective on November 19, 2001. The remaining 102,274 shares of Class A common stock registered by that previously filed registration statement and prospectus are included in the 255,145 shares of Class A common stock offered by this prospectus. See "Selling Stockholders" beginning on page 19.

         Our Class A common stock is listed on the New York Stock Exchange under the symbol "NC." On September 4, 2003, the last sale price of our Class A common stock as reported by the New York Stock Exchange was $79.35 per share. Our Class B common stock is not publicly traded. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share.

         Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the one-year holding period requirement of Rule 144 will not apply.

                           ------------------------

        PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 7.

                           ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September __, 2003.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed this prospectus as part of a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Commission are only summaries of those documents' material terms. If you want a complete description of the contents of those documents, you should obtain the documents yourself by following the procedures described below.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material can be obtained from the Public Reference Section of the Commission at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Section. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding us filed electronically with the Commission. The address of the site is: http://www.sec.gov. Our Class A common stock is quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call
(212) 656-5060. In addition, we make our annual and quarterly reports and other information that we filed with the Commission available on our website. The address of our website is http://www.nacco.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus:

                  - Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

                  - Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

                  - Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

                  -        Current Report on Form 8-K filed on May 8, 2003; and

                  - The description of Class A common stock set forth in the registration statement on Form 8-B filed June 6, 1986, and any amendment or report filed for the purpose of updating such description.

         WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF THE PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR COPIES OF THOSE DOCUMENTS SHOULD BE DIRECTED TO NACCO INDUSTRIES, INC., 5875 LANDERBROOK DRIVE, MAYFIELD HEIGHTS, OHIO, 44124-4017, ATTENTION: SECRETARY, TELEPHONE (440) 449-9600. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU ELECT TO EXCHANGE SHARES OF CLASS B COMMON STOCK.

                                     SUMMARY

         This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading "Risk Factors" beginning on page 7. In this prospectus, the terms "NACCO," "we," "us" and "our" refer to NACCO Industries, Inc.

NACCO

         NACCO Industries, Inc. is a holding company that owns four principal operating subsidiaries that function in three principal industries: lignite mining, lift trucks and housewares. We manage our subsidiaries primarily by industry. We manage our lift truck operations, however, as two reportable segments: wholesale manufacturing and retail distribution.

         NACCO MATERIALS HANDLING GROUP. NACCO Materials Handling Group consists of our wholly owned subsidiary, NMHG Holding Co., and its wholly owned subsidiaries, including NACCO Materials Handling Group, Inc. and NMHG Distribution Co. NACCO Materials Handling Group designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts and service marketed globally under the Hyster(R) and Yale(R) brand names.

         NACCO HOUSEWARES GROUP. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading manufacturer, marketer and distributor of small electric motor and heat-driven household appliances as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories.

         NORTH AMERICAN COAL. The North American Coal Corporation mines and markets lignite primarily as fuel for power providers. North American Coal also provides dragline mining services for a limerock quarry near Miami, Florida.

         NACCO was incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913.

         Our principal executive offices are located at 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, and our telephone number is (440) 449-9600.

THE EXCHANGE OFFER

         The selling stockholders named in this prospectus are offering to transfer from time to time up to 255,145 shares of our Class A common stock on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders' agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. See "Selling Stockholders" beginning on page 19.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         Gain or loss will generally not be recognized by NACCO stockholders who exchange shares of their Class B common stock for shares of Class A common stock held by the selling stockholders. See "United States Federal Income Tax Consequences" beginning on page 25.

         The tax consequences of an exchange will depend on the stockholder's particular facts and circumstances. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their own tax advisors to fully understand the tax consequences to them of an exchange.

SUMMARY CONSOLIDATED FINANCIAL DATA

         The following tables present a summary of our historical consolidated financial data. The statement of operations and other data for each of the three years in the period ended December 31, 2002 and the balance sheet data as of December 31, 2001 and 2002 have been derived from our audited consolidated financial statements and related notes, which are incorporated by reference in this document. The statement of operations and other data for the six months ended June 30, 2002 and 2003, and the balance sheet data as of June 30, 2003, have been derived from our unaudited condensed consolidated financial statements and related notes, which are incorporated by reference in this document. The statement of operations and other data for each of the years ended December 31, 1998 and 1999, and the balance sheet data as of December 31, 1998, 1999 and 2000 have been derived from our audited consolidated financial statements and related notes that are not included in this document. The balance sheet data as of June 30, 2002 has been derived from our unaudited condensed consolidated financial statements and related notes that are not included in this document. These consolidated financial statements have been filed with the SEC. See "Where You Can Find More Information" on page 2. The unaudited condensed consolidated financial statements include normal recurring adjustments necessary for the fair presentation of this information. You should not expect the results of operations of interim periods to be an indication of results for a full year. The following information is only a summary and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes.

                                                                                                                 Six Months Ended
                                                                   Year Ended December 31,                            June 30,
                                               ------------------------------------------------------------   ----------------------
                                                  1998        1999         2000        2001         2002         2002        2003
                                               ----------  ----------   ----------  ----------   ----------   ----------  ----------
STATEMENT OF OPERATIONS DATA:                                           (In millions, except per share data)
Revenues ....................................  $  2,569.3  $  2,635.9   $  2,871.3  $  2,637.9   $  2,548.1   $  1,186.1  $  1,257.4
Goodwill amortization .......................  $     14.7  $     15.2   $     15.7  $     15.9   $       --   $       --  $       --
Operating profit ............................  $    198.1  $    131.3   $    117.9  $      5.7   $    131.8   $     44.4  $     50.2
Operating profit excluding goodwill
     amortization (1) .......................  $    212.8  $    146.5   $    133.6  $     21.6   $    131.8   $     44.4  $     50.2

Income (loss) before extraordinary gain
     (loss) and cumulative effect of
     accounting changes .....................  $    102.3  $     54.3   $     37.8  $    (34.7)  $     49.6   $      9.1  $     12.5
Extraordinary gain (loss), net-of-tax (2) ...          --          --         29.9          --         (7.2)          --          --
Cumulative effect of accounting changes,
     net-of-tax (3) .........................          --        (1.2)          --        (1.3)          --           --         1.2
                                               ----------  ----------   ----------  ----------   ----------   ----------  ----------
Net income (loss) ...........................  $    102.3  $     53.1   $     67.7  $    (36.0)  $     42.4   $      9.1  $     13.7
                                               ==========  ==========   ==========  ==========   ==========   ==========  ==========
Net income (loss) excluding goodwill
     amortization (1) .......................  $    117.0  $     68.3   $     83.4  $    (20.1)  $     42.4   $      9.1  $     13.7
                                               ==========  ==========   ==========  ==========   ==========   ==========  ==========

Basic earnings per share:
     Income (loss) before extraordinary
        gain (loss) and cumulative effect of
        accounting changes ..................  $    12.56  $     6.67   $     4.63  $    (4.24)  $     6.05   $     1.11  $     1.52
     Extraordinary gain (loss), net-of-
        tax .................................          --          --         3.66          --        (0.88)          --          --
     Cumulative effect of accounting
        changes, net-of-tax .................          --       (0.15)          --       (0.16)          --           --        0.15
                                               ----------  ----------   ----------  ----------   ----------   ----------  ----------
     Net income (loss) ......................  $    12.56  $     6.52   $     8.29  $    (4.40)  $     5.17   $     1.11  $     1.67
                                               ==========  ==========   ==========  ==========   ==========   ==========  ==========

Basic earnings per share excluding goodwill
     amortization (1):
Net income (loss) ...........................  $    12.56  $     6.52   $     8.29  $    (4.40)  $     5.17   $     1.11  $     1.67
Goodwill amortization .......................        1.80        1.86         1.92        1.95           --           --  $       --
                                               ----------  ----------   ----------  ----------   ----------   ----------  ----------
Net income (loss) excluding goodwill
     amortization ...........................  $    14.36  $     8.38   $    10.21  $    (2.45)  $     5.17   $     1.11  $     1.67
                                               ==========  ==========   ==========  ==========   ==========   ==========  ==========

                                                                                                                 Six Months Ended
                                                                   Year Ended December 31,                            June 30,
                                               ------------------------------------------------------------   ----------------------
                                                  1998        1999         2000        2001         2002         2002        2003
                                               ----------  ----------   ----------  ----------   ----------   ----------  ----------
Diluted earnings per share:
     Income (loss) before extraordinary
        gain (loss) and cumulative effect of
        accounting changes ..................  $    12.53  $     6.66   $     4.63  $    (4.24)  $     6.05   $     1.11  $     1.52
     Extraordinary gain (loss), net-of-tax ..          --          --         3.66          --        (0.88)          --          --
     Cumulative effect of accounting
        changes, net-of-tax .................          --       (0.15)          --       (0.16)          --           --        0.15
                                               ----------  ----------   ----------  ----------   ----------   ----------  ----------
     Net income (loss) ......................  $    12.53  $     6.51   $     8.29  $    (4.40)  $     5.17   $     1.11  $     1.67
                                               ==========  ==========   ==========  ==========   ==========   ==========  ==========

Diluted earnings per share excluding goodwill
     amortization (1):
Net income (loss) ...........................  $    12.53  $     6.51   $     8.29  $    (4.40)  $     5.17   $     1.11  $     1.67
Goodwill amortization .......................        1.80  $     1.86   $     1.92  $     1.95   $       --           --  $       --
                                               ----------  ----------   ----------  ----------   ----------   ----------  ----------
Net income (loss) excluding goodwill
     amortization ...........................  $    14.33  $     8.37   $    10.21  $    (2.45)  $     5.17   $     1.11  $     1.67
                                               ==========  ==========   ==========  ==========   ==========   ==========  ==========

BALANCE SHEET DATA:
Total assets (as of period end) .............  $  1,898.3  $  2,013.0   $  2,193.9  $  2,161.9   $  2,123.9   $  2,151.3  $  2,180.9
Long-term debt (as of period end) ...........  $    256.4  $    326.3   $    450.0  $    248.1   $    406.5   $    375.8  $    411.5
Stockholders' equity (as of period end) .....  $    518.3  $    562.2   $    606.4  $    529.3   $    559.4   $    547.8  $    585.6

OTHER DATA:
Per share data:
     Cash dividends .........................  $    0.810  $    0.850   $    0.890  $    0.930   $    0.970   $    0.480  $    0.500

------------------------

(1) On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Beginning January 1, 2002, the Company discontinued amortization of its goodwill in accordance with this Statement.

(2) An extraordinary loss was recognized in 2002 as a result of an increase in Bellaire Corporation's ("Bellaire") estimated closed mine obligations relating to amounts owed to the United Mine Workers of America Combined Benefit Fund ("UMWA") arising as a result of the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"). An extraordinary gain was recognized in 2000 as a result of a reduction to Bellaire's estimated closed mine obligations relating to amounts owed to UMWA arising as a result of the Coal Act.

(3) A cumulative effect of a change in accounting principle adjustment was recognized in 1999 for a change in the accounting for start-up costs as required by Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." Cumulative effects of changes in accounting were recognized in 2001 as a result of the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and for a change in calculating pension costs. On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." A cumulative effect of a change in accounting principle adjustment of $1.2 million, net of a tax expense of $0.7 million, to increase net income was recognized for the six-month period ended June 30, 2003 as a result of the adoption of this Statement.

                                  RISK FACTORS

         Prospective investors in the shares of Class A common stock offered hereby should consider carefully the following risk factors, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus.

NACCO MATERIALS HANDLING GROUP

         NACCO MATERIALS HANDLING GROUP'S LIFT TRUCK BUSINESS IS CYCLICAL. ANY DOWNTURN IN THE GENERAL ECONOMY COULD ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF OPERATIONS.

         NACCO Materials Handling Group's lift truck business historically has been cyclical. Fluctuations in the rate of orders for lift trucks reflect the capital investment decisions of NACCO Materials Handling Group's customers, which depend to a certain extent on the general level of economic activity in the various industries that the lift truck customers serve. During economic downturns, customers tend to delay new lift truck purchases. Consequently, NACCO Materials Handling Group has experienced, and in the future will experience, significant fluctuations in its revenues and net income. For example, the downturn in the general economy in 2001 adversely affected NACCO Materials Handling Group's business and results of operations as revenues from its customers declined 13.4% in 2001, from $1,932.1 million in 2000 to $1,672.4 million in 2001, and it had a net loss in 2001 of $49.4 million compared to net income of $21.3 million in 2000. General economic conditions continued to negatively impact NACCO Materials Handling Group's revenues in 2002, with revenues from its customers declining 5.0% in 2002, from $1,672.4 million in 2001 to $1,588.4 million in 2002. If there is degradation in the general economy, or in the industries served by NACCO Materials Handling Group's lift truck customers, NACCO's business, results of operations and financial condition could be adversely affected.

         IF THE CAPITAL GOODS MARKET WORSENS, THE COST SAVING EFFORTS IMPLEMENTED BY NACCO MATERIALS HANDLING GROUP MAY NOT BE SUFFICIENT TO ACHIEVE THE BENEFITS WE EXPECT.

         In 2000, NACCO Materials Handling Group began implementing a series of restructuring programs, which included the closure of NACCO Materials Handling Group's Danville, Illinois assembly facility, the phase-out of its Lenoir, North Carolina facility, labor and overhead reductions and the restructuring of NACCO Materials Handling Group's other manufacturing facilities and owned dealers, to improve profits and margins despite decreased revenues. If the economy declines, or the capital goods market does not improve, NACCO Materials Handling Group's revenues could decline. If revenues are lower than expected, the efforts implemented at NACCO Materials Handling Group may not achieve the benefits we expect. NACCO Materials Handling Group may be forced to take additional cost savings steps that could result in additional charges and materially affect its ability to compete or implement its business strategies.

         IF NACCO MATERIALS HANDLING GROUP'S GLOBAL COST REDUCTION PROGRAM DOES NOT PROVE EFFECTIVE, OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         NACCO Materials Handling Group has developed and is implementing a Global Cost Reduction Program encompassing lean manufacturing, global procurement, the transfer of processes and sourcing to lower cost locations, component commonality, overhead cost reductions and improvements in its owned dealers. Some of the anticipated cost reduction program savings estimates are volume-sensitive and the program benefits are based on future unit volume levels that are consistent with historical industry demand cycle patterns. As such, if future industry demand levels are lower than historical industry demand cycles would indicate, the actual annual cost savings could be lower. Although some minor incremental research and development costs are anticipated to support the program development and implementation, the projected developmental expenses could be higher than projected and such costs may have an adverse impact on future results of operations. If NACCO Materials Handling Group is unable to successfully implement the Global Cost Reduction Program, NACCO's results of operations could be adversely affected.

         IF COST SAVING EFFORTS IMPLEMENTED FOR NACCO MATERIALS HANDLING GROUP'S OWNED DEALERS DO NOT CONTINUE TO BE EFFECTIVE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

         Since January 1, 1998, NACCO Materials Handling Group has acquired two dealers in the Americas, 12 dealers and one rental company in Europe and 12 dealers and two rental companies in Asia-Pacific. In 2001, our net loss attributable to owned dealers increased substantially compared to 2000. To improve the profitability of owned dealers, NACCO Materials Handling Group engaged in restructuring activities with respect to the European and American owned dealers in 2001, including the sale of certain dealers in Germany in 2001 and the sale of its U.S. dealer in January 2003. Other restructuring activities included lease termination costs and severance and other employee benefits to be paid to approximately 140 terminated employees at owned dealers in Europe. In 2002, our net loss attributable to owned dealers decreased. However, if the restructuring activities for the European owned dealers do not continue to be effective, NACCO's results of operations could be adversely affected.

         THE PRICING OF NACCO MATERIALS HANDLING GROUP'S PRODUCTS HAS BEEN AND MAY CONTINUE TO BE IMPACTED BY FOREIGN CURRENCY FLUCTUATIONS, WHICH COULD ADVERSELY AFFECT NACCO'S EARNINGS AND RESULTS OF OPERATIONS.

         Since NACCO Materials Handling Group conducts transactions in various foreign currencies, including, among others, the euro, the Japanese yen and the British pound sterling, its lift truck pricing structure and that of some of its competitors is subject to the effects of fluctuations in the value of these foreign currencies and fluctuations in the related currency exchange rates. As a result, our costs and sales have historically been affected by, and may continue to be affected by, these fluctuations. These fluctuations historically have adversely affected, and in the future could continue to adversely affect, NACCO's earnings and results of operations.

         NACCO MATERIALS HANDLING GROUP DEPENDS ON A LIMITED NUMBER OF SUPPLIERS FOR SPECIFIC CRITICAL COMPONENTS.

         NACCO Materials Handling Group depends on a limited number of suppliers for some of its critical components, including diesel and gasoline engines and cast-iron counterweights used to counterbalance some lift trucks. Some of these critical components are imported and subject to regulation, such as inspection by the U.S. Department of Commerce. NACCO's results of operations could be adversely affected if NACCO Materials Handling Group is unable to obtain these critical components, or if the cost of these critical components were to increase significantly, due to costly regulatory compliance or otherwise, and NACCO Materials Handling Group was unable to pass the cost increases on to its customers.

         COMPETITION MAY ADVERSELY AFFECT NACCO MATERIALS HANDLING GROUP'S EARNINGS AND RESULTS OF OPERATIONS.

         NACCO Materials Handling Group experiences intense competition in the sale of lift trucks and aftermarket parts. Competition in the lift truck industry is based primarily on strength and quality of dealers, brand loyalty, customer service, availability of products and aftermarket parts, comprehensive product line offering, product performance, product quality and features and the cost of ownership over the life of the lift truck. NACCO Materials Handling Group competes with several global full line manufacturers that operate in all major markets. These manufacturers may have greater financial resources and less debt than NACCO Materials Handling Group, which may enable them to commit larger amounts of capital in response to changing market conditions. If NACCO Materials Handling Group fails to compete effectively, NACCO's earnings and results of operations could be adversely affected.

         NACCO MATERIALS HANDLING GROUP RELIES PRIMARILY ON ITS NETWORK OF DEALERS TO SELL ITS LIFT TRUCKS AND AFTERMARKET PARTS AND HAS NO DIRECT CONTROL OVER SALES BY THOSE DEALERS TO CUSTOMERS. IF NACCO MATERIALS HANDLING GROUP'S INDEPENDENT DEALERS BECOME INEFFECTIVE OR PERFORM POORLY, OUR EARNINGS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

         NACCO Materials Handling Group relies increasingly on independent dealers compared to wholly owned dealers for sales of its lift trucks and aftermarket parts. Sales of NACCO Materials Handling Group's products are therefore subject to the quality and effectiveness of the dealers, who are generally not subject to NACCO Materials Handling Group's direct control. As a result, NACCO's earnings and results of operations could be adversely affected by ineffective dealers.

         THE RETIREMENT OF EXISTING ANTI-DUMPING DUTIES AND MANUFACTURING BY JAPANESE COMPETITORS IN THE UNITED STATES COULD ADVERSELY AFFECT NACCO MATERIALS HANDLING GROUP'S COMPETITIVE POSITION, REVENUES, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Certain Japanese-built internal combustion engine lift trucks in the
1.0 to 8.0 ton capacity range imported into the United States are currently subject to an anti-dumping duty. The anti-dumping duty rates in effect through 2002 ranged from 7.39% to 56.81% depending on the manufacturer or importer. If the anti-dumping duty order is retired when it is reviewed again in 2005, NACCO Materials Handling Group's Japanese competitors might be able to import lift trucks for sale at a cost below fair market value. If NACCO Materials Handling Group were to similarly lower its prices to maintain market share, NACCO's results of operations and financial condition could be materially adversely affected. If NACCO Materials Handling Group did not lower its prices, its competitive position, revenues, results of operation and financial condition could be materially adversely affected. In addition, all of NACCO Materials Handling Group's major Japanese competitors have manufacturing or assembly facilities in the United States. The domestic sourcing of lift truck products by Japanese competitors may negatively impact NACCO Materials Handling Group's competitive position, revenues, operating results or financial condition. As a result, NACCO's earnings and results of operations could be adversely affected.

         NACCO MATERIALS HANDLING GROUP'S ACTUAL LIABILITIES RELATING TO PENDING LAWSUITS MAY EXCEED OUR EXPECTATIONS.

         NACCO Materials Handling Group is a defendant in pending lawsuits involving, among other things, product liability claims. We cannot assure you that NACCO Materials Handling Group will succeed in defending these claims, that judgments will not be rendered against NACCO Materials Handling Group with respect to any or all of these proceedings or that reserves we have set aside will be adequate to cover any such judgments. NACCO could incur a charge to earnings if our reserves prove to be inadequate, which could have a material adverse effect on NACCO's results of operations and liquidity for the period in which the charge is taken and any judgment or settlement amount is paid.

         NACCO MATERIALS HANDLING GROUP HAS GUARANTEED, OR IS SUBJECT TO REPURCHASE OR RECOURSE OBLIGATIONS WITH RESPECT TO, FINANCING ARRANGEMENTS OF SOME OF ITS CUSTOMERS.

         Through arrangements with General Electric Capital Corporation, NACCO Materials Handling Group provides dealer and customer financing of new lift trucks in the United States and in major countries of the world outside of the United States. Through these arrangements, NACCO Materials Handling Group's dealers and certain customers are extended credit for the purchase of lift trucks to be placed in the dealer's floor plan inventory or the financing of lift trucks that are sold or leased to customers. For some of these arrangements, NACCO Materials Handling Group provides residual value guarantees or standby recourse or repurchase obligations such that it would become obligated in the event of default by the dealer or customer. Total amounts subject to these types of obligations at June 30, 2003 was $168.2 million. In substantially all of these transactions, NACCO Materials Handling Group maintains a perfected security interest in the assets financed such that, in the event that it becomes obligated under the terms of the guarantees or standby recourse or repurchase obligations, it may take title to the assets financed. We cannot be certain, however, that the security interest will equal or exceed the amount of the guarantee or recourse or repurchase obligation. In addition, we cannot be certain that losses under the terms of the guarantees or recourse or repurchase obligations will not exceed the reserves that we have set aside in our consolidated financial statements. NACCO could incur a charge to earnings if our reserves prove to be inadequate, which could have a material adverse effect on NACCO's results of operations and liquidity for the period in which the charge is taken.

         NACCO MATERIALS HANDLING GROUP IS SUBJECT TO RISKS RELATING TO ITS FOREIGN OPERATIONS.

         Foreign operations represent a significant portion of NACCO Materials Handling Group's business. We expect revenue from foreign markets to continue to represent a significant portion of NACCO Materials Handling Group's total revenue. NACCO Materials Handling Group owns or leases manufacturing facilities in Brazil, Italy, Mexico, The Netherlands, Northern Ireland and Scotland, and owns interests in joint ventures with facilities in China, Japan and the Philippines. It also sells domestically produced products to foreign customers and sells foreign produced products to domestic customers. NACCO Materials Handling Group's foreign operations are subject to additional risks, which include:

         - potential political, economic and social instability in the foreign countries in which NACCO Materials Handling Group operates;

         - currency risks, see "The pricing of NACCO Materials Handling Group's products has been and may continue to be impacted by foreign currency fluctuations, which could adversely affect NACCO's earnings and results of operations;"

         -        imposition of or increases in currency exchange controls;

         -        potential inflation in the applicable foreign economies;

         - imposition of or increases in import duties and other tariffs on NACCO Materials Handling Group's products;

         - imposition of or increases in foreign taxation of earnings and withholding on payments received by NACCO Materials Handling Group from its subsidiaries;

         -        regulatory changes affecting international operations; and

         -        stringent labor regulations.

         Part of our strategy to expand NACCO Materials Handling Group's worldwide market share and decrease costs is strengthening its international distribution network and sourcing basic components in foreign countries. Implementation of this strategy may increase the impact of the risks described above and we cannot assure you that such risks will not have an adverse effect on NACCO's business, results of operations or financial condition.

NACCO HOUSEWARES GROUP

         THE INCREASING CONCENTRATION OF OUR HOUSEHOLD APPLIANCE CUSTOMER BASE COULD NEGATIVELY AFFECT SALES LEVELS OR PROFITS.

         Hamilton Beach/Proctor-Silex sells a substantial quantity of its products to mass merchandisers, national department stores, variety store chains, drug store chains, specialty home retailers and other retail outlets. These retailers generally purchase a limited selection of small electric appliances. As a result, Hamilton Beach/Proctor-Silex competes for retail shelf space with its competitors. As the retail industry becomes more concentrated, competition for sales to these retailers may become greater. Also, in the past two years some major retailers, including Kmart, have filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. If we were to lose any major retail customer or if other major retail customers were to go bankrupt, we might be unable to find alternate distribution sources. Any of the foregoing factors could adversely affect NACCO's earnings or results of operations.

         THE APPLIANCE INDUSTRY IS CONSOLIDATING, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR SUCCESS.

         Over the past several years, the appliance industry has undergone substantial consolidation, and further consolidation is likely. As a result of this consolidation, the appliance industry could largely consist of a limited number of large manufacturers. To the extent that Hamilton Beach/Proctor-Silex does not continue to be a major participant in the industry, its ability to compete effectively with these larger manufacturers could be negatively impacted. As a result, NACCO's earnings and results of operations could be adversely affected.

         OUR HOUSEWARES GROUP IS SUBJECT TO RISKS RELATING TO ITS DEPENDENCE ON CHINESE SOURCES FOR MANY OF ITS PRODUCTS.

         Our Housewares Group obtains a substantial quantity of its products from sources in China. Dependence upon suppliers in China involves risks, which include:

         -        potential political, economic and social instability in China;

         - regulatory issues involved in dealing with foreign suppliers and in exporting and importing products;

         - currency risks, see "The pricing of NACCO Materials Handling Group's products has been and may continue to be impacted by foreign currency fluctuations, which could adversely affect NACCO's earnings and results of operations;" and

         - uncertainties involving the ability to transport products to Chinese ports for distribution.

         Any of these risks could adversely affect NACCO's earnings and results of operations.

         COMPETITION MAY ADVERSELY AFFECT OUR EARNINGS AND RESULTS OF
OPERATIONS.

         The small electric appliance industry does not have onerous entry barriers. As a result, NACCO Housewares Group competes with many small manufacturers of housewares products. Additional competitors may also enter this market and cause competition to intensify. If we fail to compete effectively with these smaller manufacturers, NACCO's earnings and results of operations could be adversely affected.

         WE MAY EXPERIENCE QUARTERLY AND ANNUAL FLUCTUATIONS IN OUR EARNINGS AND OPERATING RESULTS IN THE FUTURE FROM OUR HOUSEWARES GROUP.

         The net sales and operating results from our Housewares Group may vary significantly from quarter to quarter and from year to year in the future. A number of factors, many of which are outside of our Housewares Group's control, may cause these variations, including:

         - our Housewares Group's ability to develop, introduce, manufacture and ship new and enhanced products in a timely manner without defects;

         - delays or reductions in customer purchases of our Housewares Group's products in anticipation of the introduction of new and enhanced products by it or its competitors;

         - introductions of new products and product enhancements by our Housewares Group's competitors, entry of new competitors into its markets, pricing pressures and other competitive factors;

         - ability of our Housewares Group's suppliers to produce and deliver components and parts, especially components produced by a limited number of suppliers, in a timely manner, in the quantity and quality desired and at the prices it has budgeted;

         -        customer acceptance of our Housewares Group's products;

         - timing or cancellation of customer orders and shipment scheduling;

         -        foreign currency fluctuations;

         -        fluctuations in our Housewares Group's product mix;

         -        economic conditions; and

         -        potential obsolescence of our Housewares Group's inventory.

         You should not rely upon the results of NACCO Housewares Group for any quarter or year as an indication of the future performance of NACCO Housewares Group.

         WE DEPEND ON CONSUMER SPENDING, WHICH FLUCTUATES FOR A VARIETY OF REASONS, INCLUDING SEASONALITY.

         Sales of our Housewares Group's products are related to consumer spending. Any downturn in the general economy would adversely affect its business. In addition, the market for small electric appliances is highly seasonal in nature. NACCO Housewares Group often recognizes a substantial portion of its sales in the last half of the year. Accordingly, quarter-to-quarter comparisons of past operating results of NACCO Housewares Group are meaningful, if at all, only when comparing equivalent time periods. Any economic downturn or decrease in consumer spending could impact NACCO's earnings and results of operations.

NORTH AMERICAN COAL

         OUR FINANCIAL STATEMENT PRESENTATION WILL CHANGE SIGNIFICANTLY SINCE WE MUST DECONSOLIDATE NORTH AMERICAN COAL'S PROJECT MINING SUBSIDIARIES.

         In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires that variable interest entities, as defined, should be consolidated by the primary beneficiary, which is defined as the entity that is expected to absorb the majority of the expected losses, receive a majority of the expected gains, or both. We adopted FIN 46 on July 1, 2003, as required. As a result of the adoption, we will deconsolidate three of North American Coal's wholly owned subsidiaries, the "project mining subsidiaries," for the reporting period beginning on July 1, 2003. As a result of the deconsolidation of these entities, our financial statement presentation will change significantly. As of July 1, 2003, we account for North American Coal's 100% ownership investment in the project mining subsidiaries using the equity method of accounting. This change in accounting will not affect our reported net earnings. The change, however, will result in significant other changes in our past and future financial statement presentation.

         TERMINATION OF LONG-TERM MINING SALES CONTRACTS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         Substantially all of North American Coal's revenues and profits are derived from long-term mining sales contracts. The contracts for our project mining subsidiaries permit the customer under some conditions of default to acquire the assets or stock of the project mining subsidiary for an amount roughly equal to book value. In one case, the customer may elect to acquire the stock of the subsidiary after a specified period of time, for any reason, in exchange for payments to North American Coal on coal mined at that facility in the future. In addition, the customer of our San Miguel lignite mine can terminate the contract for convenience at any time. If any of North American Coal's long-term mining contracts were terminated, our results of operations could be adversely affected to the extent that North American Coal is unable to find alternative customers at the same level of profitability.

         NORTH AMERICAN COAL'S PROJECT MINES ARE SUBJECT TO RISKS CREATED BY CHANGES IN CUSTOMER DEMAND, INFLATIONARY ADJUSTMENTS AND TAX RATES.

         North American Coal's project mining operations, The Coteau Properties Company, The Falkirk Mining Company and The Sabine Mining Company, represented approximately 75% of the total revenues of North American Coal in 2002. We are paid for coal or mining services from these mines under long-term contracts that provide for prices based on actual cost plus an agreed pre-tax profit or management fee per ton. Project mining customers pay on a cost-plus basis only for the coal that they consume and use. As a result, reduced coal usage by our customers could have an adverse impact on NACCO's results of operations. Because of the contractual price formulas for the sale of coal and mining services by these project mining operations, the profitability of these operations is also subject to fluctuations in inflationary adjustments (or lack thereof) that can impact the per ton profit or management fee paid for the coal and taxes applicable to North American Coal's income on that coal.

         NORTH AMERICAN COAL'S NON-PROJECT MINES ARE SUBJECT TO RISKS CREATED BY ITS CAPITAL INVESTMENT IN THE MINES AND THE COSTS OF MINING THE COAL, IN ADDITION TO RISKS CREATED BY CHANGES IN CUSTOMER DEMAND, INFLATIONARY ADJUSTMENTS AND TAX RATES.

         The balance of North American Coal's revenues, approximately 25% in 2002, is derived from our non-project mining operations, San Miguel Lignite Mining Operations, Red River Mining Company and Mississippi Lignite Mining Company, royalties and other activities. We expect the amount of these non-project mining revenues to increase in 2003 with a full year of operations at the power plant serviced by North American Coal's Mississippi Lignite Mining Company. The profitability of North American Coal's non-project mining operations is subject to the risk of loss of its investment in these mining operations, as well as increases in the cost of mining the coal. Because the costs of North American Coal's non-project mining operations are not passed on to its customers, increased costs at these operations would have an adverse effect on North American Coal's results of operations. North American Coal's operations are also subject to customer demand, inflationary adjustments and tax risks described above with respect to its project mining operations. These factors could adversely effect our earnings and results of operations.

         MINING OPERATIONS ARE VULNERABLE TO WEATHER AND OTHER CONDITIONS THAT ARE BEYOND OUR CONTROL.

         Many conditions beyond our control can increase or decrease use of coal by North American Coal's customers. These conditions include weather and unexpected maintenance problems and could adversely affect our results of operations and financial condition.

         GOVERNMENT REGULATIONS COULD IMPOSE COSTLY REQUIREMENTS ON NORTH AMERICAN COAL.

         The coal mining industry is subject to regulation by federal, state and local authorities on matters concerning the health and safety of employees, land use, permit and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Legislation mandating certain benefits for current and retired coal miners also affects the industry. Mining operations require numerous governmental permits and approvals. North American Coal is required to prepare and present to federal, state or local authorities data pertaining to the impact that production of coal may have upon the environment. Compliance with these requirements may be costly and time-consuming.

         New legislation and/or regulations and orders may materially adversely affect North American Coal's mining operations or its cost structure. New legislation, including proposals related to environmental protection that would further regulate and tax the coal industry, may also require North American Coal or its customers to change operations significantly or incur increased costs. The outcome of energy legislation currently under debate in Congress is unknown at this time. There are several provisions under discussion that may or may not be included in the final legislation. Possible limitations on carbon emissions and requirements for a specific mix of fuel sources for energy generation methods may reduce potential coal demand. All of these factors could have a material adverse effect on NACCO's business, financial condition and results of operations.

         NORTH AMERICAN COAL IS SUBJECT TO FEDERAL AND STATE MINING REGULATIONS, WHICH PLACE A BURDEN ON IT.

         Federal and state statutes require North American Coal to restore mine property in accordance with specified standards and an approved reclamation plan, and require that North American Coal obtain and periodically renew permits for mining operations. Regulations require North American Coal to incur the cost of reclaiming current mine disturbance. In addition, we are subject to significant long-term liabilities relating to closed mines that had been operated by Bellaire Corporation, a non-operating subsidiary of NACCO. These liabilities reflect amounts owed to the United Mine Workers of America Combined Benefit Fund arising as a result of the Coal Industry Retiree Health Benefit Act of 1992, which requires Bellaire Corporation to incur costs for medical expenses of some United Mine Workers retirees and their dependents. In 2002, our results of operations were adversely affected as a result of an extraordinary loss related to an estimated increase in Bellaire Corporation's obligation to United Mine Workers, which was based primarily on a U.S. Supreme Court decision in January 2003.

         On July 15, 2003, the fund filed suit against 214 companies, including Bellaire Corporation, seeking an increase in premiums paid to the fund. If the fund prevails, our estimate of our accrual related to obligations to the fund could increase within an estimated range of $0 to $6.2 million on a pre-tax basis. Since the outcome of this proceeding is uncertain, we have not revised our accrual. Although our management believes that appropriate accruals have been recorded for all expected reclamation and other costs associated with closed mines, our future operating results would be adversely affected if our accruals for these costs are later determined to be insufficient or if changed conditions, including adverse judicial proceedings, or revised assumptions require a change in these reserves.

         NORTH AMERICAN COAL'S OPERATIONS ARE IMPACTED BY THE CLEAN AIR ACT AMENDMENTS ON COAL CONSUMPTION.

         The Federal Clean Air Act, including the Clean Air Act Amendments of 1990, and corresponding state laws that regulate emissions of materials into the air, affect coal mining operations both directly and indirectly. Measures intended to improve air quality extensively regulate the emissions of sulfur dioxide, nitrogen oxide and other substances by coal-fueled utility power plants, which are our primary customers. Those measures could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. Any reduction in coal's share of the capacity for power generation could have a material adverse effect on NACCO's business, financial condition and results of operations. We cannot predict how present or future regulations will affect the coal industry in general and us in particular. It is possible that the new air quality standards under the Clean Air Act and any other future regulatory provisions will materially increase our costs of doing business and reduce consumption of and demand for coal by our customers.

         Because coal mining operations emit particulate matter and other pollutants, North American Coal's mining operations may be affected directly when the states revise their implementation plans to comply with the stricter standards for particulate matter and ozone. State and federal regulations relating to the new standards may restrict North American Coal's ability to develop new mines or could require it to modify its existing operations. The extent of the potential direct impact of the new standards on the coal industry will depend on the policies and control strategies associated with the state implementation process, but could increase North American Coal's costs of doing business and adversely affect our earnings and results of operations.

         NORTH AMERICAN COAL IS SUBJECT TO THE HIGH COSTS AND RISKS INVOLVED IN THE DEVELOPMENT OF NEW COAL MINING PROJECTS.

         From time to time North American Coal seeks to develop new coal mining projects. The costs and risks associated with such projects can be substantial.

GENERAL

         THE VOTING POWER OF HOLDERS OF CLASS B COMMON STOCK WHO TRANSFER THEIR SHARES TO THE SELLING STOCKHOLDERS AND RECEIVE SHARES OF CLASS A COMMON STOCK WILL DIMINISH.

         Holders of Class B common stock have ten votes per share of Class B common stock, while holders of Class A common stock have one vote per share of Class A common stock. Holders of Class B common stock who transfer their shares to the selling stockholders in exchange for shares of Class A common stock will reduce their voting power.

         THE VOTING POWER OF THE SELLING STOCKHOLDERS WILL INCREASE IF THE SELLING STOCKHOLDERS EXCHANGE THEIR SHARES OF CLASS A COMMON STOCK FOR SHARES OF CLASS B COMMON STOCK IN THE EXCHANGE OFFERS.

         If holders of Class B common stock transfer their shares of Class B common stock to the selling stockholders, the voting power of the selling stockholders will increase. If all shares of Class A common stock offered by this prospectus are exchanged for shares of Class B common stock and the selling stockholders act together when voting their shares of Class B common stock, they will control the outcome of any class vote of the Class B common stock.

         WE MAY BECOME SUBJECT TO CLAIMS REGARDING FOREIGN LAWS AND REGULATIONS, WHICH MAY BE EXPENSIVE, TIME CONSUMING AND DISTRACTING.

         Because we have employees, property and business operations in the United States and, with respect to NACCO Materials Handling Group and NACCO Housewares Group, elsewhere, we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims outside the United States based in foreign jurisdictions for violations of their laws with respect to our foreign operations of NACCO Materials Handling Group and NACCO Housewares Group. In addition, these laws may be changed or new laws may be enacted in the future. International litigation is often expensive, time consuming and distracting. As a result, any of these risks could have a material adverse effect on NACCO's business, financial condition and results of operations.

         THE LOSS OF KEY PERSONNEL COULD IMPAIR OUR SUCCESS.

         We benefit from the leadership and experience of our senior management team and we depend on their continued services in order to successfully conduct our business. The loss of key personnel could adversely affect NACCO's financial condition, earnings and results of operations.

         THE AMOUNT AND FREQUENCY OF DIVIDEND PAYMENTS MADE ON OUR COMMON STOCK COULD CHANGE.

         The Board of Directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether or not to pay dividends and the amount of any dividends are based on our earnings, capital, future expense requirements, financial conditions, contractual limitations and other factors that the Board of Directors may consider. Accordingly, holders of our common stock should not rely on payment of dividends in a particular amount, or at all.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated herein by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend for these forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity strategies, competition, expected activities and investments, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend," and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Our and our subsidiaries' actual results could be materially different or worse from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors and uncertainties described above and elsewhere in this prospectus. In addition, the following risks and uncertainties with respect to our subsidiaries' operations include, among others, the following:

         NACCO Materials Handling Group:

         - changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NACCO Materials Handling Group derives a majority of its sales,

         -        changes in sales prices,

         - delays in delivery or changes in costs of raw materials or sourced products and labor,

         -        delays in manufacturing and delivery schedules,

         - exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NACCO Materials Handling Group operates and/or sells products,

         - product liability or other litigation, warranty claims or returns of products,

         -        delays in or increased costs of restructuring programs,

         - the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives,

         - customer acceptance of, changes in costs of, or delays in the development of new products,

         - acquisitions and/or dispositions of dealerships by NACCO Materials Handling Group, and

         - the uncertain impact on the economy or the public's confidence in general from terrorist activities and the impact of the situation in Iraq.

         NACCO Housewares Group:

         - changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances,

         -        bankruptcy of or loss of major retail customers or suppliers,

         -        changes in costs of raw materials or sourced products,

         - delays in delivery or the unavailability of raw materials or key component parts or sourced products,

         - exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products,

         - product liability, regulatory actions or other litigation, warranty claims or returns of products,

         -        increased competition,

         - possible acquisitions and the uncertainties involved in integrating acquired businesses,

         - customer acceptance of, changes in costs of, or delays in the development of new products,

         - weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores, and

         - the uncertain impact on the economy or the public's confidence in general from terrorist activities and the impact of the situation in Iraq.

         North American Coal:

         - weather conditions and other events that would change the level of customers' fuel requirements,

         - weather or equipment problems that could affect lignite deliveries to customers,

         -        changes in maintenance, fuel or other similar costs,

         -        costs to pursue and develop new mining opportunities, and

         - changes in the U.S. economy, in U.S. regulatory requirements or in the power industry that would affect demand for North American Coal's reserves.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the exchange of any shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of July 31, 2003, certain information with respect to the selling stockholders, including:

         -        the name of each selling stockholder;

         - the number of shares of Class A common stock owned by each selling stockholder immediately prior to the sale of shares offered by this prospectus;

         - the number of shares of Class A common stock offered for exchange by each selling stockholder by this prospectus; and

         - the percentage ownership of each selling stockholder immediately following the exchange of shares offered by this prospectus.

         A total of 255,145 shares of Class A common stock is being offered by this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, or in each case their revocable trusts, are offering to exchange the following numbers of shares of Class A common stock: Alfred M. Rankin, Jr., 101,110; Thomas T. Rankin, 34,826; Claiborne R. Rankin, 34,572; and Roger F. Rankin, 84,637. Because each individual or his revocable trust will offer to exchange the shares, both the individual and his trust are listed separately in the table below. However, each individual, together with his revocable trust, will only offer to exchange the number of shares of Class A common stock described above and, accordingly, an aggregate of 255,145 shares are being offered for exchange by this prospectus.

         Because the selling stockholders may offer all, a portion or none of the Class A common stock offered by this prospectus, we cannot assure you as to the number of shares of Class A common stock that will be held by the selling stockholders immediately following the offering. The table below assumes that the beneficial ownership for each individual selling stockholder, including shares held by his revocable trust, will decrease by an aggregate of the number of shares of Class A common stock described above as a result of this offering. The table does not, however, account for any changes in each selling stockholder's beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A common stock in the open market.

         As of the date of this prospectus, the selling stockholders have already exchanged 97,726 shares of the 200,000 shares of Class A common stock offered by the previously filed registration statement and prospectus related to the exchange offer.

                                           Shares
                                        Beneficially      Shares        Shares      Percentage of
                                           Owned         Offered     Beneficially    Shares Owned
                              Title of  Before this    Pursuant to    Owned After     After this
             Name              Class      Offering    this Offering  this Offering     Offering
             ----             --------  ------------  -------------  -------------  -------------
Alfred M. Rankin, Jr. (1)     Class A      1,049,235      101,110        948,125         14.4%

Alfred M. Rankin, Jr., as     Class A        101,110      101,110              0          0.0%
Trustee of the Main Trust
of Alfred M. Rankin Jr.
created under the Agreement,
dated September 28, 2000, as
supplemented, amended and
restated (the "Alfred Rankin
Trust") (1)

Thomas T. Rankin (2)          Class A        823,679       34,826        788,853         12.0%

Thomas T. Rankin, as          Class A         68,497       34,826         33,671          0.5%
Trustee under the
Agreement, dated December
29, 1967, as supplemented,
amended and restated, with
Thomas T. Rankin creating
a revocable trust for the
benefit of Thomas T.
Rankin (the "Thomas Rankin
Trust") (2)

Claiborne R. Rankin (3)       Class A        824,707       34,572        790,135         12.0%

Claiborne R. Rankin, as       Class A         52,853       34,572         18,281          0.3%
Trustee under the
Agreement, dated June 22,
1971, as supplemented,
amended and restated, with
Claiborne R. Rankin
creating a revocable trust
for the benefit of
Claiborne R. Rankin (the
"Claiborne Rankin Trust")
(3)

Roger F. Rankin (4)           Class A        829,475       84,637        744,838         11.3%

Roger F. Rankin, as           Class A         84,637       84,637              0          0.0%
Trustee under the
Agreement, dated September
11, 1973, as supplemented,
amended and restated, with
Roger F. Rankin creating a
trust for the benefit of
Roger F. Rankin (the
"Roger Rankin Trust") (4)

         (1) Alfred M. Rankin, Jr.:

         - shares with National City Bank, a national banking association, the power to vote and dispose of 2,000 shares of Class A common stock pursuant to an agreement with his mother, creating a charitable trust for 20 years and then for the benefit of her grandchildren;

         - shares with his mother the power to vote and dispose of 33,600 shares of Class A common stock pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren;

         - shares with National City Bank the power to vote and dispose of 26,608 shares of Class A common stock held by the A.M. Rankin Sr. GST Trust A for the benefit of Alfred M. Rankin, Sr.'s grandchildren;

         - shares with his child the power to vote and dispose of 34,169 shares of Class A common stock held in trust for the benefit of that child;

         - shares with a second child the power to vote and dispose of 34,169 shares of Class A common stock held in trust for the benefit of that child;

         - shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership;

         - has the sole power to vote and dispose of 101,110 shares of Class A common stock under the Alfred Rankin Trust;

         - has the sole power to vote and dispose of 15,000 shares of Class A Common held by Alfred M. Rankin, Jr.'s 2004 Qualified Annuity Interest Trust;

         - shares with National City Bank the power to vote and dispose of 30,000 shares of Class A common stock held in a revocable trust for the benefit of his mother;

         - has the sole power to vote and dispose of an additional 14,000 shares of Class A common stock held by him directly;

         - is deemed to share with his spouse the power to vote and dispose of 20,284 shares of Class A common stock owned by his spouse; and

         - has acquired 36,624 shares of Class B common stock in exchange for 36,624 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statement and prospectus related to the exchange offer.

An aggregate of 101,110 shares of Class A common stock are offered to be exchanged by Mr. Alfred M. Rankin, Jr. pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Alfred Rankin Trust and conduct any exchange directly. Mr. Alfred M. Rankin, Jr. is the Chairman, President and Chief Executive Officer and a Director of NACCO.

         (2) Thomas T. Rankin:

         - has sole power to vote and dispose of 68,497 shares of Class A common stock under the Thomas Rankin Trust;

         - has sole power to vote and dispose of 2,900 shares of Class A common stock held by Mr. Rankin as custodian for his child;

         - is deemed to share with his spouse the power to vote and to dispose of 2,900 shares of Class A common stock owned by his spouse and 500 shares of Class A common stock held by his spouse as custodian for their child;

         - shares as co-trustee with a second child of a trust for the benefit of that child the power to vote and dispose of 10,587 shares of Class A common stock;

         - shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership; and

         - has acquired 15,174 shares of Class B common stock in exchange for 15,174 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statement and prospectus related to the exchange offer.

An aggregate of 34,826 shares of Class A common stock are offered to be exchanged by Mr. Thomas Rankin pursuant to this prospectus, consisting of shares currently held by the Thomas Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Thomas Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Thomas Rankin Trust and conduct any exchange directly. Thomas T. Rankin is a Director of Hamilton Beach/Proctor-Silex, Inc.

         (3) Claiborne R. Rankin:

         - has sole power to vote and dispose of 52,853 shares of Class A common stock under the Claiborne Rankin Trust;

         - is deemed to share, as trustee, the power to vote and dispose of 7,790 shares of Class A common stock held in trust for the benefit of his child;

         - has sole power to vote and dispose of 4,850 shares of Class A common stock held by Mr. Rankin as custodian for a second child;

         - is deemed to share, as trustee, the power to vote and dispose of 10,124 shares of Class A common stock held in trust for the benefit of a third child;

         - is deemed to share with his spouse the power to vote and dispose of 10,795 shares of Class A common stock owned by his spouse;

         - shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership; and

         - has acquired 15,428 shares of Class B common stock in exchange for 15,428 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statement and prospectus related to the exchange offer.

An aggregate of 34,572 shares of Class A common stock are offered to be exchanged by Mr. Claiborne Rankin pursuant to this prospectus, consisting of shares currently held by the Claiborne Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Claiborne Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Claiborne Rankin Trust and conduct any exchange directly. Claiborne R. Rankin is a Director of NMHG Holding Co.

         (4) Roger F. Rankin:

         - has sole power to vote and dispose of 84,637 shares of Class A common stock under the Roger Rankin Trust;

         - is deemed to share with his spouse the power to vote and dispose of 3,015 shares of Class A common stock held in trust for their child, and 1,128 shares of Class A Common held in trust for a second child held by his spouse as trustee of both trusts;

         - is deemed to share with his spouse the power to vote and dispose of 2,400 shares of Class A common stock owned by his spouse;

         - shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership; and

         - has acquired 30,500 shares of Class B common stock in exchange for 30,500 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statement and prospectus related to the exchange offer.

An aggregate of 84,637 shares of Class A common stock are offered to be exchanged by Mr. Roger Rankin pursuant to this prospectus, consisting of shares currently held by the Roger Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Roger Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Roger Rankin Trust and effect any exchange directly. Roger F. Rankin is a Director of The North American Coal Corporation.

         Each of the selling stockholders is a party to the stockholders' agreement, dated as of March 15, 1990, as amended, by and among NACCO, the selling stockholders and the additional signatories that are a party thereto. Rankin Management, Inc. is the managing partner of Rankin Associates II, L.P. The beneficial stockholders, executive officers and directors of Rankin Management, Inc. consist of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne
R. Rankin and Roger F. Rankin.

         We hereby incorporate by reference from our proxy statement, dated March 27, 2003, information regarding beneficial ownership of our voting securities by:

         - persons known to us to beneficially own more than 5% of any class of our voting securities;

         -        each of our directors and named executive officers; and

         -        all of our directors and executive officers as a group.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         Under the terms of NACCO's certificate of incorporation and a stockholders' agreement, dated as of March 15, 1990, as amended, shares of Class B common stock are generally not transferable. Pursuant to the terms of the stockholders' agreement to which each of the selling stockholders is a party, and NACCO's certificate of incorporation, however, qualifying holders of Class B common stock may transfer shares of Class B common stock to the selling stockholders in exchange for shares of Class A common stock, on a share for share basis. The selling stockholders are offering to exchange up to 255,145 shares of Class A common stock with qualifying holders of Class B common stock. The selling stockholders may offer to exchange any or all of the shares of Class A common stock covered by this prospectus from time to time in varying amounts. The selling stockholders have indicated that, in general, if one or more of them offers to exchange any shares of Class A common stock, then the remaining selling stockholders will participate equally in the exchange. As a result, we anticipate that each selling stockholder would be given the opportunity to exchange Class A common stock for 25% of the aggregate number of Class B common stock to be exchanged by a qualifying holder. If, however, any stockholder does not have a sufficient number of shares of Class A common stock or elects to participate in an exchange at a level less than 25% of the aggregate number of Class B common stock to be exchanged by a qualifying holder or not at all, then the other selling stockholders will provide the Class A common stock to be exchanged under this prospectus as they may agree among themselves, up to 100% participation by a single selling stockholder. As of the date of this prospectus, the selling stockholders have already exchanged 97,726 shares of Class A common stock registered by the previously filed registration statement and prospectus related to the exchange offer.

         In order to be a qualifying holder of Class B common stock for purposes of this prospectus, the holder must be permitted to transfer shares of Class B common stock to the selling stockholders under NACCO's certificate of incorporation. In connection with any exchange of Class B common stock to the selling stockholder, we may require from each holder of Class B common stock documents that evidence the permitted nature of the exchange under NACCO's certificate of incorporation.

         The Class A common stock offered for exchange by the selling stockholders is entitled to one vote per share. The Class B common stock that will be transferred by qualifying holders to the selling stockholders is entitled to ten votes per share.

         Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the one-year holding period requirement of Rule 144 will not apply.

         Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of specific states, sales of shares of Class A common stock covered by this prospectus to qualifying holders of Class B common stock in some states may be made only through broker-dealers who are registered or licensed in those states.

         We have been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A common stock covered by this prospectus owned by them.

         Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for us.

         Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.

ACCOUNTING TREATMENT

         For accounting purposes, we will recognize no gain or loss as a result of the exchange by holders of shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.

NO APPRAISAL OR DISSENTERS' RIGHTS

         In connection with the selling stockholders' offer to exchange up to 255,145 shares of Class A common stock, you do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discusses the specified United States federal income tax consequences of an exchange by holders of shares of Class B common stock of NACCO for shares of Class A common stock of NACCO pursuant to this prospectus. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of an exchange. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their tax advisors regarding the tax consequences of an exchange to them, including the effects of United States federal, state, local, foreign and other tax laws.

         Tax Consequences of an Exchange

         Subject to the following assumptions, limitations and qualifications, in the opinion of Jones Day, counsel to NACCO, for United States federal income tax purposes:

         - gain or loss will generally not be recognized by the holders of shares of Class B common stock upon the exchange of their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus;

         - the aggregate adjusted tax basis of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will be equal to the aggregate adjusted basis of the shares of Class B common stock exchanged for those shares of Class A common stock; and

         - the holding period of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will include the holding period of the holder's shares of Class B common stock exchanged for that Class A common stock.

         Considerations with Respect to Discussion and Tax Opinion

         The tax opinion of Jones Day is and will be subject to the following assumptions, limitations and qualifications:

         The opinion addresses only the specified United States federal income tax consequences of an exchange. It does not address any state, local or foreign tax consequences of an exchange.

         The opinion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including, without limitation, (1) certain United States expatriates, (2) stockholders that hold NACCO Class A or Class B common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment, (3) financial institutions, (4) tax-exempt entities, (5) insurance companies, (6) dealers in securities or foreign currency, (7) traders that mark-to-market, (8) stockholders who acquired their shares of Class B common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and (9) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

         The opinion does not address tax consequences that arise from rules that apply generally to all taxpayers from the ownership of Class A or Class B common stock or the tax consequences assumed to be generally known by investors. The opinion does not address the tax consequences of any transaction other than an exchange pursuant to this prospectus.

         The opinion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions all in effect as of September 5, 2003, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Jones Day assumes no obligation to advise NACCO or the holders of Class B common stock of such changes.

         The opinion assumes that holders of Class B common stock hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code.

         The opinion assumes that each exchange of Class B common stock for Class A common stock will be consummated in accordance with the descriptions contained in this prospectus.

         The opinion assumes that the fair market value of the Class A common stock to be received in any exchange and the fair market value of the Class B common stock to be delivered in any exchange will be approximately equal in value.

         The opinion assumes that none of the Class B common stock transferred to any selling stockholder in any exchange will be subject to a liability, and no selling stockholder that is a party to any exchange will assume any liabilities of a holder of Class B common stock in connection with the exchange.

         The opinion assumes that NACCO and the holders of Class B common stock who transfer their shares pursuant to an exchange will each pay their respective expenses, if any, incurred in connection with an exchange.

         The opinion assumes that the representations contained in a tax certification letter addressed to Jones Day from NACCO, as well as the assumptions set forth in the preceding paragraphs, are accurate at all material times, including the date of any exchange pursuant to this prospectus. The representations contained in the tax certification letter are statements of fact material to the determination as to whether gain or loss will be recognized as a result of an exchange.

         The opinion of Jones Day is not binding on the Internal Revenue Service and does not preclude it from adopting a contrary position. In addition, if any of the representations or assumptions upon which the discussion and opinion rely are inconsistent with the actual facts, the conclusions reached therein could be adversely affected.

                                  LEGAL MATTERS

         The validity of the shares of Class A common stock offered for exchange hereby has been passed upon for NACCO by Charles A. Bittenbender, its Vice President, General Counsel and Secretary. Mr. Bittenbender owned 7,856 shares of our Class A common stock as of September 4, 2003.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules as of and for the year ended December 31, 2002 included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and in the registration statement. Our consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The consolidated financial statements and the related financial statement schedules as of December 31, 2001 and 2000, and for each of the two years in the period ended December 31, 2001, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2002, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm. Reference is made to the report, which includes an explanatory paragraph with respect to a change in the method of accounting for derivative instruments and hedging activities, and a change in the method of calculating pension costs for a defined benefit pension plan in the United Kingdom, as discussed in Note 2 to the audited consolidated financial statements.

         Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Under most circumstances a registrant must obtain and file the consent of its accountants contemporaneously with the filing of any registration statement that includes audited financial statements. By granting a consent, accounting firms become exposed to liability under Section 11(a) of the Securities Act for any untrue statements of material fact in, or omissions of material facts from, the registration statement. Because we are filing the registration statement of which this prospectus forms a part, without the consent of Arthur Andersen, investors may not be able to pursue claims against Arthur Andersen under Section 11(a) of the Securities Act.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE REPORTS AND OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON MAKES A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                                         TABLE OF CONTENTS                                       Page
                                         -----------------                                       ----
WHERE YOU CAN FIND MORE INFORMATION..........................................................      2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................................      2
SUMMARY .....................................................................................      3
RISK FACTORS.................................................................................      7
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS.......................................     17
USE OF PROCEEDS..............................................................................     19
SELLING STOCKHOLDERS.........................................................................     19
THE EXCHANGE OFFER...........................................................................     24
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES................................................     25
LEGAL MATTERS................................................................................     27
EXPERTS .....................................................................................     27

                          OFFER BY SELLING STOCKHOLDERS
                        TO EXCHANGE UP TO 255,145 SHARES
                              CLASS A COMMON STOCK
                                       FOR
                                 255,145 SHARES
                              CLASS B COMMON STOCK
                                       OF
                             NACCO INDUSTRIES, INC.

                                   PROSPECTUS

                               September __, 2003

                      ------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's By-Laws provide in Article VI that the Company will indemnify its directors, officers and employees and each person who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by statute.

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

Exhibit
 Number                       Description of Document
-------                       -----------------------
4.1      The Company by this filing agrees, upon request, to file with the
         Securities and Exchange Commission the instruments defining the rights of holders of Long-Term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed
         10% of the total assets of the Company and its subsidiaries on a consolidated basis.

4.2      The Mortgage and Security Agreement, dated April 8, 1976, between The
         Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated herein by reference to Exhibit 4(ii) to the Company's
         Annual Report on Form 10-K for the fiscal year ended December 31, 1992,
         Commission File Number 1-9172.

4.3      Amendment No. 1 to the Mortgage and Security Agreement, dated as of
         December 15, 1993, between Falkirk Mining Company (as Mortgagor) and
         Cooperative Power Association and United Power Association
         (collectively as Mortgagee) is incorporated herein by reference to
         Exhibit 4(iii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File Number 1-9172.

4.4 Stockholders' Agreement, dated as of March 15, 1990, among the signatories thereto, the Company and Ameritrust Company National
         Association, as depository, is incorporated herein by reference to
         Exhibit 2 to the Schedule 13D filed on March 29, 1990 (Commission File
         Number 5-38001), with respect to the Class B Common Stock, par value
         $1.00 per share, of NACCO Industries, Inc.

4.5 Amendment to Stockholders' Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National
         Association, as depository, is incorporated herein by reference to
         Exhibit 4 to Amendment No. 1 to the Schedule 13D filed on April 11,
         1990 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.6 Amendment to Stockholders' Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National
         Association, as depository, is incorporated herein by reference to
         Exhibit 5 to Amendment No. 1 to the Schedule 13D filed on April 11,
         1990 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.7 Amendment to Stockholders' Agreement, dated as of November 17, 1990, among the signatories thereto, the Company and Ameritrust Company
         National Association, as depository, is incorporated herein by reference to Amendment No. 2 to the Schedule 13D filed on March 18,
         1991 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.8 Amendment to Stockholders' Agreement, dated as of November 14, 1996, adding CTR Family Associates, L.P. as a Participating Stockholder, among the signatories thereto, the Company, and Key Bank, N.A.
         (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule
         13D filed on November 26, 1996 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.9 Amendment to Stockholders' Agreement, dated as of November 14, 1996, adding Rankin Management, Inc. as a Participating Stockholder, among the signatories thereto, the Company, and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.10 Amendment to Stockholders' Agreement, dated as of April 9, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.11 Amendment to Stockholders' Agreement, dated as of December 26, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.12 Amendment to Stockholders' Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the
         Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.13 Amendment to Stockholders' Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the
         Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.14 Amendment to Stockholders' Agreement, dated as of March 30, 2000, by and among First Chicago Trust Company of New York, the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.15 Amendment to Stockholders' Agreement, dated as of October 31, 2000, by and among First Chicago Trust Company of New York, the Company and the
         Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.16 Amendment to Stockholders' Agreement, dated as of October 31, 2000, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February
         14, 2001 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.17 Amendment to Stockholders' Agreement, dated as of February 14, 2001, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February
         14, 2001 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.18 Amendment to Stockholders' Agreement, dated as of December 26, 2001, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 9 to the Schedule 13D filed on February
         14, 2002 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.19 Amendment to Stockholders' Agreement, dated as of February 11, 2002, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the new
         Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 9 to the Schedule 13D filed on February
         14, 2002 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.20     Indenture, dated as of May 9, 2002, by and among NMHG Holding Co., the
         Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee (including the form of 10% senior note due 2009) is incorporated herein by reference to Exhibit 4.2 to NMHG Holding Co.'s
         Registration Statement on Form S-4 filed on May 28, 2002 (Registration
         Number 333-89248).

4.21 Amendment to Stockholders' Agreement, dated as of October 24, 2002, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 10 to the Schedule 13D filed on February
         14, 2003 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.22 Amendment to Stockholders' Agreement, dated as of December 30, 2002, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 10 to the Schedule 13D filed on February
         14, 2003 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

5.1 Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.

8.1      Opinion of Jones Day as to tax matters.

23.1     Consent of Charles A. Bittenbender, Esq. (included in Exhibit 5.1).

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Jones Day (included in Exhibit 8.1).

24.1     Power of Attorney.

99.1 Information regarding beneficial ownership of NACCO Industries, Inc.'s voting securities is incorporated by reference to the Definitive Proxy
         Statement of NACCO Industries, Inc., filed on Schedule 14A on March 27,
         2003, Commission File Number 1-9172.

--------------------

         (b)  Financial Statement Schedules.

         None.

         (c)  Report, Opinion or Appraisal.

         None.

ITEM 22.          UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of the Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mayfield Heights, State of Ohio, on September 5, 2003.

                                          NACCO INDUSTRIES, INC.

                                          By: /s/ Charles A. Bittenbender
                                              ----------------------------------
                                              Charles A. Bittenbender
                                              Vice President, General Counsel
                                              and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           *                       Chairman, President and Chief Executive      September 5, 2003
--------------------------         Officer (principal executive officer)
Alfred M. Rankin, Jr.              and Director

           *                       Vice President and Controller                September 5, 2003
--------------------------         (principal financial and accounting
Kenneth C. Schilling               officer)

           *                       Director                                     September 5, 2003
--------------------------
Owsley Brown II
           *                       Director                                     September 5, 2003
--------------------------
Robert M. Gates
           *                       Director                                     September 5, 2003
--------------------------
Leon J. Hendrix, Jr.
           *                       Director                                     September 5, 2003
--------------------------
David H. Hoag
           *                       Director                                     September 5, 2003
--------------------------
Dennis W. LaBarre
           *                       Director                                     September 5, 2003
--------------------------
Richard de J. Osborne
           *                       Director                                     September 5, 2003
--------------------------
Ian M. Ross
           *                       Director                                     September 5, 2003
--------------------------
Michael E. Shannon
           *                       Director                                     September 5, 2003
--------------------------
Britton T. Taplin
           *                       Director                                     September 5, 2003
--------------------------
David F. Taplin
           *                       Director                                     September 5, 2003
--------------------------
John F. Turben

         * Charles A. Bittenbender, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the Company and filed with the Securities and Exchange Commission.

/s/ Charles A. Bittenbender                                September 5, 2003
-----------------------------------------------
Charles A. Bittenbender, Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number                             Description of Document
-------                            -----------------------
4.1      The Company by this filing agrees, upon request, to file with the
         Securities and Exchange Commission the instruments defining the rights of holders of Long-Term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed
         10% of the total assets of the Company and its subsidiaries on a consolidated basis.

4.2      The Mortgage and Security Agreement, dated April 8, 1976, between The
         Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated by reference to Exhibit 4(ii) to the Company's Annual
         Report on Form 10-K for the fiscal year ended December 31, 1992, Commission File Number 1-9172.

4.3      Amendment No. 1 to the Mortgage and Security Agreement, dated as of
         December 15, 1993, between Falkirk Mining Company (as Mortgagor) and
         Cooperative Power Association and United Power Association
         (collectively as Mortgagee) is incorporated by reference to Exhibit
         4(iii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File Number 1-9172.

4.4 Stockholders' Agreement, dated as of March 15, 1990, among the signatories thereto, the Company and Ameritrust Company National
         Association, as depository, is incorporated herein by reference to
         Exhibit 2 to the Schedule 13D filed on March 29, 1990 (Commission File
         Number 5-38001), with respect to the Class B Common Stock, par value
         $1.00 per share, of NACCO Industries, Inc.

4.5 Amendment to Stockholders' Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National
         Association, as depository, is incorporated herein by reference to
         Exhibit 4 to Amendment No. 1 to the Schedule 13D filed on April 11,
         1990 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.6 Amendment to Stockholders' Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National
         Association, as depository, is incorporated herein by reference to
         Exhibit 5 to Amendment No. 1 to the Schedule 13D filed on April 11,
         1990 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.7 Amendment to Stockholders' Agreement, dated as of November 17, 1990, among the signatories thereto, the Company and Ameritrust Company
         National Association, as depository, is incorporated herein by reference to Amendment No. 2 to the Schedule 13D filed on March 18,
         1991 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.8      Amendment to Stockholders' Agreement, dated November 14, 1996, adding
         CTR Family Associates, L.P. as a Participating Stockholder, among the signatories thereto, the Company, and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November

         26, 1996 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.9 Amendment to Stockholders' Agreement, dated as of November 14, 1996, adding Rankin Management, Inc. as a Participating Stockholder, among the signatories thereto, the Company, and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.10 Amendment to Stockholders' Agreement, dated as of April 9, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 6 to the Schedule 13D filed on March 25,
         1999 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.11 Amendment to Stockholders' Agreement, dated as of December 26, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 6 to the Schedule 13D filed on March 25,
         1999 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.12 Amendment to Stockholders' Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the
         Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 7 to the Schedule 13D filed on March 30,
         2000 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.13 Amendment to Stockholders' Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the
         Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 7 to the Schedule 13D filed on March 30,
         2000 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.14 Amendment to Stockholders' Agreement, dated as of March 30, 2000, by and among First Chicago Trust Company of New York, the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 7 to the Schedule 13D filed on March 30,
         2000 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.15 Amendment to Stockholders' Agreement, dated as of October 31, 2000, by and among First Chicago Trust Company of New York, the Company and the
         Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 8 to the Schedule 13D filed on February 14,
         2001 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.16 Amendment to Stockholders' Agreement, dated as of October 31, 2000, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the

         New Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 8 to the Schedule 13D filed on February 14,
         2001 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.17 Amendment to Stockholders' Agreement, dated as of February 14, 2001, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 8 to the Schedule 13D filed on February 14,
         2001 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.18 Amendment to Stockholders' Agreement, dated as of December 26, 2001, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholder (as defined therein) is incorporated by reference to Amendment No. 9 to the Schedule 13D filed on February 14,
         2002 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.19 Amendment to Stockholders' Agreement, dated as of February 11, 2002, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the new
         Participating Stockholder (as defined therein) is incorporated by reference to Amendment No. 9 to the Schedule 13D filed on February 14,
         2002 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.20     Indenture, dated as of May 9, 2002, by and among NMHG Holding Co., the
         Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee (including the form of 10% senior note due 2009) is incorporated by reference to Exhibit 4.2 to NMHG Holding Co.'s
         Registration Statement on Form S-4 filed on May 28, 2002 (Registration
         Number 333-89248).

4.21 Amendment to Stockholders' Agreement, dated as of October 24, 2002, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholder (as defined therein) is incorporated by reference to Amendment No. 10 to the Schedule 13D filed on February 14,
         2003 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.22 Amendment to Stockholders' Agreement, dated as of December 30, 2002, by and among National City Bank (Cleveland), the Company, the
         Participating Stockholders (as defined therein) and the New
         Participating Stockholder (as defined therein) is incorporated by reference to Amendment No. 10 to the Schedule 13D filed on February 14,
         2003 (Commission File Number 5-38001), with respect to the Class B
         Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

5.1 Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.

8.1      Opinion of Jones Day as to tax matters.

23.1     Consent of Charles A. Bittenbender, Esq. (included in Exhibit 5.1).

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Jones Day (included in Exhibit 8.1).

24.1     Power of Attorney.
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

99.1 Information regarding beneficial ownership of NACCO Industries, Inc.'s voting securities is incorporated by reference to the Definitive Proxy
         Statement of NACCO Industries, Inc., filed on Schedule 14A on March 27,
         2003, Commission File Number 1-9172.